PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated July 10, 2006)	Registration Statement No. 333-135207

Common Stock and Common Stock Issuable upon Exercise of Warrants

Raptor Pharmaceuticals Corp.

This prospectus supplement supplements our prospectus dated July 10, 2006, relating to the sale from time to time by certain of our security holders (including their transferees, donees, pledgees or successors) of up to 9,133,333 shares of common stock and the shares of common stock issuable upon exercise of common stock warrants of up to 9,133,333 shares for an aggregate total of 18,266,666 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

The information in the table appearing under the heading “Selling Stockholders” beginning on page 18 of the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superseding the information with respect to persons listed in the prospectus or in any amendments or supplements thereto that are listed below:

			Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding (1)
Name of Selling Stockholder and Position, Office or Material Relationship with Raptor Pharmaceuticals Corp.	Common Stock Owned by the Selling Stockholder	Total Common Stock Registered Pursuant to this Offering	Number of Shares	% of Class
RBC Dominion Securities Inc. ITF Shery Wittenberg A/C 360-27949-21 (2)	116,666	116,666	0	0
Shery Wittenberg (3)	116,666	116,666	0	0

(1)	Assumes all of the shares of common stock offered are sold. Based on 32,929,166 shares of common stock issued and outstanding on June 26, 2007.

(2)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person. For this selling stockholder, common stock owned and total common stock registered represent shares of common stock issuable upon exercise of warrants, which are exercisable within sixty (60) days.

(3)	For this selling stockholder, common stock owned and total common stock registered represent shares of common stock purchased in the May 25, 2006 Private Placement.

When taken together with the selling stockholder table in the prospectus and its accompanying supplements, the aggregate number of common stock owned by selling security holders reflected in information provided to us totals more than 18,266,666 because certain of the selling stockholders may have transferred all or a portion of their common stock or common stock warrants into a nominee or brokerage account or “street name” since the date on which they provided the information regarding their security holdings for inclusion in this table and the table included in the prospectus and its accompanying supplements. However, in no event will the selling stockholders, in the aggregate, sell pursuant to the prospectus, as supplemented from time-to-time, more than 18,266,666 shares of our common stock.

Information about other selling stockholders will be set forth in an amendment to the registration statement of which the prospectus is a part or in prospectus supplements, as required.

We prepared this table based on the information supplied to us by the selling stockholders named in the table.

See “Risk Factors” beginning on page 6 of the accompanying prospectus to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 27, 2007